Calculation of Filing Fee Tables

Form S-8

LEXAGENE HOLDINGS INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	457(h)	3,471,950(2)	$0.39(5)	$1,354,060	$110.20 per $1,000,000	$149.22
Equity	Common Shares, no par value	457(h)	2,057,502(3)	$0.26(6)	$534,950	$110.20 per $1,000,000	$58.95
Equity	Common Shares, no par value	457(h) and 457(c)	2,891,892(4)	$0.17(7)	$491,622	$110.20 per $1,000,000	$54.18
Total Offering Amounts							$262.35
Total Fee Offsets							$0.00
Net Fee Due							$262.35

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act" ), this registration statement covers as indeterminate number of additional Common Shares (as defined below) that may  be offered and issued to prevent dilution resulting from share dividends, share splits, reverse share splits, combinations of shares, spin-offs, recapitalizations, mergers or similar capital adjustments as provided in the Omnibus Incentive Plan, as amended (the "OIP") of LexaGene Holdings Inc. (the "Registrant").

(2) Represents the total number of common shares without par value (the "Common Shares") of the Registrant issuable upon the exercise of outstanding stock options granted pursuant to the OIP as of the date of this Registration Statement.

(3) Represents the total number of Common Shares issuable upon the payout of outstanding restricted share units granted pursuant to the OIP as of the date of this Registration Statement.

(4) Represents the total number of Common Shares issuable pursuant to additional awards of stock options and restricted share units that may be granted under the OIP.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to 457(h) under the Securities Act and based upon the weighted average exercise price of the outstanding stock options under the OIP.

(6) Estimated solely for the purpose of calculating the registration fee pursuant to 457(h) under the Securities Act and based upon the weighted average grant date value of the outstanding restricted share units under the OIP.

(7) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of the Common Shares, as reported on the OTCQB Venture Market on February 7, 2023, which date is within five business days prior to the filing of this Registration Statement, which was $0.17 per share.